THE LAW OFFICES OF JAMES DEOLDEN

1 Silver Crescent
Irvine, California 92603
Phone: (949) 433-3362; Fax (949) 679-9079
jddesq@netzero.com

May 29, 2014

Daniels Corporate Advisory Company, Inc.
Parker Towers
104-60, Queens Boulevard, 12th Floor
Forest Hills, New York 11375

Sir:

As counsel for Daniels Corporate Advisory Company, Inc., a Nevada corporation (the “Company”), you have requested my opinion in connection with a registration statement under the Securities Act of 1933 (the “Act”) on Form S-1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission.  The Registration Statement relates to an offering of 7,590,250 shares of common stock of the Company.

In my representation, I have examined such documents, corporate records, and other instruments as have been provided to me for the purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

              Based upon and in reliance on the foregoing, and subject to the qualifications and limitations set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

              My opinion is limited by and subject to the following:

               (a)  In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies.  I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

              (b)  My opinion is based solely on and limited to the federal laws of the United States of America and the laws of Nevada.  I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my firm under the caption “Legal Matters” in the Registration Statement.  In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

James DeOlden, Esq.